Richard L. Bready, Chairman and CEO Edward J. Cooney, Vice President and Treasurer (401) 751-1600

IMMEDIATE

ACQUISITION OF NORTEK
BY AFFILIATES OF KELSO & COMPANY AND MANAGEMENT
IS COMPLETED

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Company to Redeem Outstanding Shares for $46 in Cash

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PROVIDENCE, RI, January 9, 2003--Nortek Holdings, Inc. (NYSE:NTK), a leading international designer, manufacturer and marketer of building products, today announced that the acquisition of the Company by affiliates of Kelso &Company, L.P. and management has been completed.

Kelso & Company, L.P. is a private equity firm based in New York City and is acquiring the Company in partnership with Richard L. Bready, the Chairman and Chief Executive Officer, and other members of management. Mr. Bready and other members of Nortek Holdings' management will continue in their current roles. The transaction is valued at approximately $1.6 billion (including the assumption of outstanding indebtedness).

As a result of the consummation of the closing of the transaction, Nortek Holdings has called for redemption of each publicly owned outstanding share at the redemption price of $46 per share. Stockholders will receive instructions separately as to how to surrender their shares in order to receive the redemption price. Nortek Holdings, which has approximately 11 million shares of common and special stock outstanding (excluding options), will continue to operate under its current name and structure.

Nortek Holdings* is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek Holdings offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products; heating and air conditioning systems; vinyl products, including windows and doors, siding, decking, fencing and accessories; indoor air quality systems; and specialty electronic products.

*As used herein, the term "Nortek Holdings" refers to Nortek Holdings, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

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